Exhibit 99.1

Deckers Outdoor Corporation Prices Common Stock Offering

    GOLETA, Calif.--(BUSINESS WIRE)--May 13, 2004--Deckers Outdoor Corporation (Nasdaq-NMS: DECK) today announced the pricing of its public offering of 3,500,000 shares of common stock at a price of $24.75 per share. The Company is selling 1,500,000 shares, and certain stockholders, including Douglas B. Otto, Chief Executive Officer, and other employees, members of management and members of the Board of Directors of the Company, are selling an additional 2,000,000 shares. In addition, the selling stockholders have granted the underwriters an option to purchase an additional 525,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on May 18, 2004, subject to customary conditions. The Company plans to use the net offering proceeds to it to repay all of its outstanding long-term debt and for working capital and other general corporate purposes.
    The lead managing underwriter of the offering is RBC Capital Markets Corporation. Piper Jaffray & Co. is co-lead manager, and SG Cowen Securities Corporation, D.A. Davidson & Co., First Albany Capital, Inc., and Wedbush Morgan Securities, Inc. are co-managers.
    The registration statement relating to the common stock has been declared effective by the Securities and Exchange Commission. The offering of the common stock will be made only by means of a prospectus, copies of which may be obtained from RBC Capital Markets Corporation, 60 South 6th Street, 17th Floor, Minneapolis, Minnesota, 55402, or from the SEC's website at www.sec.gov.
    This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities, in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    This press release contains forward-looking statements, such as the Company's expectations regarding the closing of the public offering and its expectations for the use of the net proceeds of the offering. These forward-looking statements are based on the Company's expectations as of today, May 13, 2004. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the expectations expressed or implied by such forward-looking statements. Among the factors that could cause the Company's results to differ from the expectations in its forward-looking statements include the difficulty of predicting fashion trends, the potential impact of general economic events and market conditions, the potential negative impact of terrorism and other world events, and the risks and uncertainties regarding the future sales, results of operations and financial condition of the Company described under the caption "Risk Factors" in the prospectus. The Company undertakes no obligation to update it forward-looking statements to reflect subsequent events or circumstances or to reflect actual outcomes.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
               or
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203-222-9013